Exhibit 2.1





   -------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               CELLCO PARTNERSHIP,


                                AIRTOUCH CELLULAR


                                       and


                           RURAL CELLULAR CORPORATION





                                  July 29, 2007





    -------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

RECITALS 1.....................................................................1

ARTICLE I  THE MERGER; EFFECTIVE TIME; CLOSING.................................1

    1.1    The Merger..........................................................1
    1.2    Effective Time......................................................1
    1.3    Effects of the Merger...............................................2
    1.4    Closing.............................................................2

ARTICLE II SURVIVING CORPORATION...............................................2

    2.1    Articles of Incorporation...........................................2
    2.2    Bylaws..............................................................2
    2.3    Directors...........................................................2
    2.4    Officers............................................................2

ARTICLE III MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES
  IN THE MERGER................................................................3

    3.1    Effect on Capital Stock.............................................3
    3.2    Exchange of Certificates and Book-Entry Shares......................6
    3.3    Dissenting Shares...................................................8
    3.4    No Further Rights or Transfers......................................8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................9

    4.1    Corporate Organization and Qualification............................9
    4.2    Capitalization......................................................9
    4.3    Authority Relative to this Agreement...............................11
    4.4    Consents and Approvals; No Violation...............................11
    4.5    SEC Reports; Financial Statements; No Undisclosed Liabilities......13
    4.6    Disclosure Controls and Procedures.................................14
    4.7    Absence of Certain Changes or Events...............................15
    4.8    Litigation.........................................................15
    4.9    Taxes..............................................................15
    4.10   Employee Benefit Plans; Labor Matters................................
    4.11   Environmental Laws and Regulations.................................19
    4.12   Intangible Property................................................19
    4.13   Compliance with Laws and Orders; Permits...........................19
    4.14   Contracts..........................................................21
    4.15   Proxy Statement....................................................22
    4.16   Company Rights Plans...............................................23
    4.17   Takeover Statutes..................................................23
    4.18   Brokers and Finders................................................23

    4.19   Opinion of Financial Advisor.......................................24
    4.20   Interested Party Transactions......................................24
    4.21   No Other Representations and Warranties............................24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT,  Holdings
  AND MERGER SUB..............................................................24

    5.1    Corporate Organization and Qualification...........................24
    5.2    Authority Relative to this Agreement...............................25
    5.3    Consents and Approvals; No Violation...............................25
    5.4    Available Funds....................................................26
    5.5    Proxy Statement....................................................26
    5.6    Interim Operations of Merger Sub...................................26
    5.7    Brokers and Finders................................................26
    5.8    Share Ownership....................................................27
    5.9    No Other Representations and Warranties............................27

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS................................27

    6.1    Conduct of Business of the Company.................................27
    6.2    Proxy Statement....................................................30
    6.3    Special Meeting; Recommendation....................................31
    6.4    No Solicitation....................................................31
    6.5    Reasonable Best Efforts..............................................
    6.6    Access to Information..............................................35
    6.7    Publicity..........................................................36
    6.8    Indemnification of Directors and Officers..........................36
    6.9    Employees..........................................................37
    6.10   Section 16(b)......................................................39
    6.11   Control of the Company's Operations................................39
    6.12   Merger Sub and Surviving Corporation...............................39
    6.13   Compliance with Laws...............................................39
    6.14   Treatment of Certain Notes.........................................39
    6.15   Additional Agreements..............................................41
    6.16   Potential Sale of Assets...........................................42
    6.17   CLEC Certificate...................................................42

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER..........................43

    7.1    Conditions to Each Party's Obligations to Effect the Merger........43
    7.2    Conditions to the Company's Obligations to Effect the Merger.......43
    7.3    Conditions to Parent's, Holdings' and Merger Sub's Obligations
              to Effect the Merger............................................44
    7.4    Frustration of Closing Conditions..................................45

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER...................................45

    8.1    Termination by Mutual Consent......................................45
    8.2    Termination by Either Parent or the Company........................45

    8.3    Termination by Parent..............................................46
    8.4    Termination by the Company.........................................46
    8.5    Effect of Termination..............................................46

ARTICLE IX MISCELLANEOUS AND GENERAL..........................................47

    9.1    Payment of Expenses................................................47
    9.2    Survival of Representations and Warranties; Survival of
              Confidentiality.................................................48
    9.3    Modification or Amendment..........................................48
    9.4    Notices............................................................48
    9.5    Interpretation.....................................................50
    9.6    Waiver of Conditions...............................................50
    9.7    Counterparts.......................................................50
    9.8    Governing Law......................................................50
    9.9    Jurisdiction.......................................................50
    9.10   Service of Process.................................................51
    9.11   Specific Performance...............................................51
    9.12   Assignment.........................................................51
    9.13   Entire Agreement; Third-Party Beneficiaries........................51
    9.14   Certain Definitions; Other Definitional Provisions.................51
    9.15   Obligation of Parent...............................................54
    9.16   Severability.......................................................54
    9.17   Headings...........................................................54
    9.18   WAIVER OF JURY TRIAL...............................................54

EXHIBIT A  Action by Written Consent of Holders of Class M Preferred Stock

                                  DEFINED TERMS

         Terms                                                          Section
         -----                                                          --------

Agreement..............................................................Preamble
Articles of Merger..........................................................1.2
Board................................................................3.1(d)(iv)
Book-Entry Shares........................................................3.2(b)
Bylaws......................................................................2.2
Cap......................................................................6.8(b)
Certificates.............................................................3.2(b)
Change of Recommendation.................................................6.4(e)
Charter.....................................................................2.1
Class A Common Stock.....................................................3.1(a)
Class A Rights........................................................3.1(b)(i)
Class A Rights Plan...................................................3.1(b)(i)
Class B Common Stock.....................................................3.1(a)
Class B Rights........................................................3.1(b)(i)
Class B Rights Plan...................................................3.1(b)(i)
Class M Preferred Certificate of Designation.............................3.1(c)
Class M Preferred Merger Consideration...................................3.1(c)
Class M Preferred Stock..................................................3.1(a)
Class M Shareholder Approval.............................................4.4(b)
Closing.....................................................................1.4
Closing Date................................................................1.4
Common Merger Consideration...........................................3.1(b)(i)
Communications Act...................................................4.4(a)(ii)
Communications Licenses.................................................4.13(c)
Company................................................................Preamble
Company Common Stock.....................................................3.1(a)
Company Disclosure Schedule..........................................ARTICLE IV
Company Equity Awards.................................................3.1(d)(v)
Company Material Adverse Effect......................................9.14(a)(i)
Company Material Contract...............................................4.14(b)
Company Merger Stock.....................................................3.1(a)
Company Permits.........................................................4.13(b)
Company Plans...........................................................4.10(a)
Company Recommendation...................................................4.3(b)
Company SAR..........................................................3.1(d)(ii)
Company SEC Reports......................................................4.5(a)
Company Shareholder Approval.............................................4.4(b)
Company Stock Option..................................................3.1(d)(i)
Company Stock Plans...................................................3.1(d)(i)

Company Stock-Based Award...........................................3.1(d)(iii)
Competing Proposal.......................................................6.4(a)
Confidentiality Agreement...................................................6.6
Consideration Fund.......................................................3.2(a)
Contract............................................................9.14(a)(ii)
Deployment Requests.....................................................4.13(d)
Dissenting Shares...........................................................3.3
Effective Time..............................................................1.2
Employees................................................................6.9(a)
Environmental Laws.........................................................4.11
ERISA...................................................................4.10(a)
ERISA Affiliate.........................................................4.10(a)
ESPP..................................................................3.1(b)(i)
Exchange Act.........................................................14(a)(iii)
Exchangeable Preferred Certificate of Designation.......................6.14(a)
Exchangeable Preferred Stock.............................................3.1(a)
Exchangeable Preferred Stock Redemption Amount..........................6.14(b)
Expense Reimbursement....................................................9.1(b)
Expenses............................................................9.14(a)(iv)
FAA.....................................................................4.13(c)
FAA Rules...............................................................4.13(f)
FCC..................................................................4.4(a)(ii)
FCC Licenses............................................................4.13(c)
FCC Rules............................................................4.4(a)(ii)
Final Order..........................................................9.14(a)(v)
Governmental Consents....................................................7.1(c)
Governmental Entity..................................................4.4(a)(ii)
Holdings...............................................................Preamble
HSR Act..............................................................4.4(a)(ii)
Indemnified Parties......................................................6.8(a)
Insured Parties..........................................................6.8(b)
Intervening Event...................................................9.14(a)(vi)
knowledge of the Company............................................9.14(a)(vi)
Laws....................................................................4.13(a)
MBCA...................................................................Recitals
Merger.................................................................Recitals
Merger Consideration.....................................................3.1(c)
Merger Sub.............................................................Preamble
Nasdaq...................................................................4.6(b)
Order...................................................................4.13(a)
Parent.................................................................Preamble
Parent Material Adverse Effect.......................................14(a)(vii)
Parent Plans.............................................................6.9(b)
Paying Agent.............................................................3.2(a)
Permits.................................................................4.13(b)

Proxy Statement..........................................................6.2(a)
PUC.................................................................14(a)(viii)
Representatives.............................................................6.6
Requisite Shareholder Approval...........................................4.4(b)
Rights.....................................................................4.16
Rights Agreements..........................................................4.16
SEC......................................................................4.5(a)
Securities Act......................................................9.14(a)(ix)
Shares...................................................................3.2(a)
Special Meeting..........................................................6.3(a)
State Licenses...............................................................20
Subsidiary...........................................................9.14(a)(x)
Superior Proposal........................................................6.4(a)
Surviving Corporation.......................................................1.1
Takeover Statute...........................................................4.17
Termination Date............................................................8.2
Termination Fee..........................................................8.5(b)
Third Party..............................................................6.4(a)
U.S......................................................................3.2(d)
Utilities Laws......................................................9.14(a)(xi)
Voting Debt..............................................................4.2(e)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 29, 2007, by and among Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless ("Parent"), Airtouch Cellular, a California corporation ("Holdings"), and Rural Cellular Corporation, a Minnesota corporation (the "Company").


                                    RECITALS

         WHEREAS, each of the respective boards of directors of Parent, Holdings and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of its respective shareholders to consummate the business combination transaction provided for hereby, including the merger (the "Merger") of a Minnesota corporation to be incorporated in accordance with Section 6.18 prior to the Closing ("Merger Sub"), with and into the Company in accordance with the applicable provisions of the Minnesota Business Corporation Act (the "MBCA"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, holders of a majority of the outstanding Class M Preferred Stock have consented to this Agreement and the transactions contemplated hereby;

         WHEREAS, Holdings, to be the sole shareholder of Merger Sub, will approve this Agreement and the Merger; and

         WHEREAS, Parent and Holdings and the Company desire to make, and Merger Sub will make, certain representations, warranties, covenants and agreements in connection with the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                       THE MERGER; EFFECTIVE TIME; CLOSING
                       -----------------------------------

         1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the MBCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (b) the Company shall be the successor or surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Minnesota.

         1.2 Effective Time. Subject to the terms and conditions of this Agreement, the parties shall cause articles of merger (the "Articles of Merger") to be signed and filed on the

Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Minnesota as provided in the MBCA, and shall make all other deliveries, filings or recording required by the MBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed with the Secretary of State of the State of Minnesota, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the MBCA, and such time on such date of effectiveness is hereinafter referred to as the "Effective Time."

         1.3 Effects of the Merger. The Merger shall have the effects set forth in the MBCA. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, immunities, powers and franchises and all debts, liabilities and duties of the Company.

         1.4 Closing. The closing of the Merger (the "Closing") will take place at 10:00 A.M., Central Time, on the date that is two (2) business days after satisfaction or waiver of all of the conditions set forth in ARTICLE VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the "Closing Date").

                                   ARTICLE II

                              SURVIVING CORPORATION
                              ---------------------

         2.1 Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law, except that the provision containing the name of Merger Sub shall be amended and restated in its entirety to state: "The name of the corporation is Rural Cellular Corporation."

         2.2 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Bylaws"), except that the name of the Surviving Corporation shall be Rural Cellular Corporation until duly amended as provided in the Charter, the Bylaws or applicable Law.

         2.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws or applicable Law.

2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws or applicable Law.

                                  ARTICLE III

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER
    ------------------------------------------------------------------------

         3.1 Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Company, the Surviving Corporation or the holders of any of the following securities (except as set forth herein), the following shall occur:

               (a) Cancellation of Treasury Stock. All shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), Class B common stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock"), 12 1/4% junior exchangeable preferred stock, par value $.01 per share (the "Exchangeable Preferred Stock") and Class M redeemable voting convertible preferred stock, par value $.01 per share (the "Class M Preferred Stock" and, together with the Exchangeable Preferred Stock and Company Common Stock, the "Company Merger Stock") that are owned by any of Company's direct or indirect Subsidiaries and any shares of Company Merger Stock owned by Parent, Holdings, Merger Sub or any direct or indirect Subsidiary of Parent shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (b) Conversion of Company Common Stock.

                   (i) Each share of Class A Common Stock, together with the associated rights (the "Class A Rights") issued pursuant to the Class A share rights agreement between the Company and Norwest Bank Minnesota, N.A. (n/k/a Wells Fargo Bank, N.A.), as rights agent, dated as of April 30, 1999, and the amendment thereto, dated as of March 31, 2000 (together, the "Class A Rights Plan"), each share of Class B Common Stock, together with the associated rights (the "Class B Rights") issued pursuant to the Class B share rights agreement between the Company and Norwest Bank Minnesota, N.A., as rights agent, dated as of April 30, 1999, and the amendment thereto, dated as of March 31, 2000 (together, the "Class B Rights Plan"), each share of Company Common Stock issued upon vesting of Company Stock-Based Awards in accordance with Section 3.1(d)(iii) and each share of Company Common Stock issued under the Company Employee Stock Purchase Plan (the "ESPP") in accordance with Section 3.1(d)(iv), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $45.00, without any interest thereon (the "Common Merger Consideration").

                   (ii) Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each Certificate or Book-

     Entry Share previously representing any shares of Company Common Stock shall thereafter represent only the right to receive the Common Merger Consideration in respect of such shares upon the surrender of the Certificates or Book-Entry Shares representing such shares in accordance with Section 3.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in a manner provided in Section 3.2(g)).

                   (iii) The Common Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

               (c) Conversion of Class M Preferred Stock. Each share of Class M Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall be cancelled and extinguished and automatically converted into the right to receive an amount equal to the sum of (i) $1,000 and (ii) any unpaid dividends accrued thereon pursuant to the terms of the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Class M Preferred Stock (the "Class M Preferred Certificate of Designation") through and including the Closing Date, in cash and without interest (the "Class M Preferred Merger Consideration" and, together with the Common Merger Consideration, the "Merger Consideration"). Upon such conversion, all such shares of Class M Preferred Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each Certificate or Book-Entry Share previously representing any shares of Class M Preferred Stock shall thereafter represent only the right to receive the Class M Preferred Merger Consideration in respect of such shares upon the surrender of the Certificates or Book-Entry Shares representing such shares in accordance with Section 3.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in a manner provided in Section 3.2(g)).

               (d) Conversion of Company Stock Awards.

                   (i) Each stock option to purchase shares of Company Common Stock, including those issued under the Company's 1995 Stock Compensation Plan, 2006 Omnibus Incentive Plan and the Stock Option Plan for Nonemployee Directors (collectively, together with the ESPP, the "Company Stock Plans"), whether or not vested, and whether or not performance-based, which is outstanding at the Effective Time (each, a "Company Stock Option"), shall be cancelled and converted at the Effective Time into the right to receive payment of an amount in cash equal to the product of (x) the number of shares of Company Common Stock for which such Company Stock Option (regardless of whether or not any such Company Stock Option is then vested or exercisable) shall not theretofore have been exercised and (y) the excess, if any, of the

     Common Merger Consideration over the exercise price per share of such Company Stock Option.

                   (ii) Each stock appreciation right with respect to Company Common Stock, including those issued under the Company Stock Plans, whether or not vested, and whether or not performance-based, which is outstanding at the Effective Time (each, a "Company SAR"), shall be cancelled and converted at the Effective Time into the right to receive payment of an amount in cash equal to the product of (x) the number of shares of Company Common Stock for which such Company SAR (regardless of whether or not any such Company SAR is then vested or exercisable) shall not theretofore have been exercised and (y) the excess, if any, of the Common Merger Consideration over the grant price per share of such Company SAR.

                   (iii) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of, or the value of which is based on, shares of Company Common Stock (including restricted stock, restricted stock units, performance units, performance shares and other stock-based awards, other than Company Stock Options and Company SARs (each, a "Company Stock-Based Award")) that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be converted into the right to receive an amount in cash determined in accordance with Section 3.1(b).

                   (iv) As soon as practicable following the date of this Agreement, the board of directors of the Company (the "Board") (or, if appropriate, any committee of the Board administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP, (x) the then-offering period shall end on the day immediately prior to the day on which the Effective Time occurs, (y) each participant's outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to such date; provided that all amounts allocated to each participant's account under the ESPP as of such date shall thereupon be used to purchase whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP using such date as the final purchase date for such offering period and (z) the ESPP shall terminate immediately following such purchases of Company Common Stock.

                   (v) All amounts payable to holders of Company Stock Options, Company SARs and Company Stock-Based Awards (collectively, the "Company Equity Awards") pursuant to this Section 3.1(d) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

               (e) Merger Sub Capital Stock. Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

               (f) Redemption of Exchangeable Preferred Stock. The Exchangeable Preferred Stock shall, if requested by Parent, be called for redemption at the Effective Time in accordance with Section .

         3.2   Exchange of Certificates and Book-Entry Shares.

               (a) Paying Agent. At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Paying Agent") pursuant to a paying agent agreement in form and substance reasonably satisfactory to Parent and the Company, cash in an amount sufficient to pay the aggregate Merger Consideration to be exchanged or paid in accordance with this ARTICLE III, to be held for the benefit of and distributed to the holders of shares of Company Common Stock and Class M Preferred Stock (other than shares to be cancelled in accordance with Section 3.1(a)) (collectively, the "Shares") in accordance with this Section 3.2. The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Consideration Fund") for delivery as contemplated by this Section 3.2 and upon such additional terms as may be agreed upon by the Paying Agent.

               (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and to each holder of record of Shares not represented by a certificate ("Book-Entry Shares") whose Shares are converted pursuant to Section 3.1 into the right to receive Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this ARTICLE III, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled as of the Effective Time. In no event shall the holder of any Certificate or Book-Entry Share be entitled to receive interest on any funds to be received in the

Merger. The amount of any payment to a person in respect of Merger Consideration shall be rounded to the nearest $.01. In the event of a transfer of ownership of Shares which is not registered in the transfer of records of the Company, the Merger Consideration may be issued to a transferee if the Certificate or Book-Entry Share representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

               (c) No Further Ownership Rights in Company Stock. The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.2.

               (d) Investment of Consideration Fund. The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the government of the United States of America ("U.S.") or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on or constituting all or a portion of the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this ARTICLE III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

               (e) Tax Withholding. Each of the Paying Agent, Parent, Holdings and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration (and any other amounts payable in accordance with this Agreement) otherwise payable to any holder of Shares such amounts as the Paying Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Paying Agent, Parent or the Surviving Corporation, such amounts withheld from the Merger Consideration (or from any other amounts payable in accordance with this Agreement) shall be treated for all purposes of this Agreement as having been paid.

               (f) Termination of Consideration Fund. Any portion of the Consideration Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this
ARTICLE III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for any Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

               (g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration in respect of the Shares represented by such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has filed with the corporation a written notice of intent to demand the fair value of the Shares owned by the holder in accordance with sections 302A.471 and 302A.473 of the MBCA ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company with respect to shareholders' appraisal rights, and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         3.4 No Further Rights or Transfers. Except for the surrender of the Certificates or Book-Entry Shares in exchange for the right to receive the applicable Merger Consideration with respect to each Share or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Shares shall cease to have any rights as a shareholder of the Company.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         Except (i) as set forth in the Company SEC Reports filed with the SEC between January 1, 2006 and the date hereof (excluding any disclosure set forth in any risk factor section thereof or in any section relating to or containing forward looking statements or any other disclosures set forth therein to the extent they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections) to the extent the applicability of such disclosure to any representation or warranty contained in this Article IV is readily apparent on the face of such disclosure, (ii) as expressly contemplated by this Agreement or (iii) as set forth in a schedule delivered to Parent prior to the execution of this Agreement and dated as of the date hereof (the "Company Disclosure Schedule"), the Company represents and warrants to Parent, Holdings and Merger Sub as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection; provided, however, that the inclusion of any item referenced in one section or subsection of the Company Disclosure Schedule shall be deemed to refer to any other section or subsection of the Company Disclosure Schedule (and accordingly to the applicable sections or subsections of this Agreement which contain references to the Company Disclosure Schedule), whether or not an explicit cross-reference appears, if the applicability of such item to the other section or subsection is readily apparent on the face of the item disclosed.

         4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is qualified and in good standing as a foreign corporation, partnership or other entity in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing has not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its articles of incorporation and bylaws and the articles of incorporation and bylaws (or similar documents) of each of its Subsidiaries.

         4.2   Capitalization.

               (a) The authorized capital stock of the Company consists of 200,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 90,000,000 shares of undesignated capital stock, of which 110,000 shares are designated as Class M Preferred Stock, 400,000 shares are designated as Exchangeable Preferred Stock, 2,000,000 shares are designated as Series A Junior Participating Preferred Shares, par value $.01, and reserved for issuance upon exercise of the Class A Rights pursuant to the Class A Rights

Plan and 100,000 shares are designated as Series B Junior Participating Preferred Shares, par value $.01, and reserved for issuance upon exercise of the Class B Rights pursuant to the Class B Rights Plan. As of July 26, 2007, (i) 15,409,466 shares of Class A Common Stock were issued and outstanding; (ii) 237,120 shares of Class B Common Stock were issued and outstanding; (iii) 110,000 shares of Class M Preferred Stock were issued and outstanding; (iv) 255,558 shares of Exchangeable Preferred Stock were issued and outstanding; (v) no shares of Series A Junior Participating Preferred Shares or Series B Junior Participating Preferred Shares were issued or outstanding; and (vi) no shares of capital stock of the Company were held in treasury. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and are nonassessable and not subject to preemptive or similar rights. None of the outstanding shares of capital stock of the Company have been issued in violation of any U.S. federal or state securities Laws in any material respect.

               (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of July 26, 2007, of all outstanding Company Equity Awards indicating with respect to each type of Company Equity Award then outstanding, as applicable, the type of Company Equity Award granted, the number and type of shares of the Company's capital stock subject to such Company Equity Award, the exercise or purchase price (if any), date of grant and expiration date thereof.

               (c) Section 4.2(c) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Subsidiary of the Company. Except as set forth in
Section 4.2(c)-1 of the Company Disclosure Schedule, (i) other than with respect to the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or other similar ownership interest in any person and (ii) all outstanding shares of capital stock of Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.

               (d) Except (i) as set forth in Section 4.2(d) of the Company Disclosure Schedule, (ii) as set forth in this Section 4.2, (iii) for the Class A Rights and Class B Rights and (iv) the Class M Preferred Stock, there are (x) not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments, convertible securities, subscriptions or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to (A) issue, transfer, sell, purchase, redeem or acquire any shares of capital stock of the Company or any of its Subsidiaries or Voting Debt or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries or Voting Debt, (B) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests, or
(C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person, and (y) no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

               (e) Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company, including any of the foregoing having the right to vote on any matters on which shareholders may vote ("Voting Debt"), are issued and outstanding.

               (f) Except as set forth in Section 4.2(f) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies, or other similar Contracts or understandings, to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

         4.3   Authority Relative to this Agreement.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the Company Shareholder Approval in accordance with the MBCA) and the Company has obtained the Class M Shareholder Approval in the written consent attached hereto as Exhibit A. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Holdings and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

               (b) The Board, at a duly called and held meeting, has unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) recommending that the stockholders of the Company approve the adoption of this Agreement (the "Company Recommendation") and directing that such matter be submitted for consideration of the stockholders of the Company at the Special Meeting.

         4.4   Consents and Approvals; No Violation.

               (a) Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby will:

                   (i) conflict with or result in any breach of any provision of the respective articles of incorporation or other equivalent organizational documents and bylaws of the Company or any of its Subsidiaries;

                   (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority or arbitral tribunal (each, a "Governmental Entity"), except
     (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents related to foreign qualification with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries' real property, if any (collectively, the "Gains Taxes"), (E) such filings and consents as may be required by the Federal Communications Commission (the "FCC") or the rules and regulations promulgated by the FCC (the "FCC Rules"), including the Communications Act of 1934, as amended (the "Communications Act"), (F) such filings or consents as may be required by local and state Governmental Entities pursuant to local or state Laws regulating the telecommunications business (the "Utilities Laws"), (G) as may be required by any applicable state securities or "blue sky" laws, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (I) such filings and consents as may be required by the Vermont Insurance Commissioner in connection with the Company's captive insurance entity, or (J) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent, Holdings and/or Merger Sub;

                   (iii) except for Contracts solely between or among the Company and/or any of its Subsidiaries, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, concession, Contract, right or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets may be bound or affected, except for such violations, breaches and defaults (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which have not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect; or

                   (iv) violate any material Order applicable to the Company or any of its Significant Subsidiaries or to any of their respective assets

     ; provided that, for purposes of this Section 4.4(a), the definition of "Company Material Adverse Effect" shall be deemed not to include clauses (A) or
(D) thereof.

               (b) The affirmative vote of a majority of the Class A Common Stock, the Class B Common Stock and the Class M Preferred Stock, voting together as a single class, in favor of approval and adoption of this Agreement (the "Company Shareholder Approval") and the consent of a majority of the Class M Preferred Stock to this Agreement (the "Class M Shareholder Approval" and, together with the Company Shareholder Approval, the "Requisite Shareholder Approval") are the only votes or consents of the holders of any class or series of the Company's or its Subsidiaries' securities necessary to approve or consent to this Agreement, the Merger and the other transactions contemplated hereby.

         4.5   SEC Reports; Financial Statements; No Undisclosed Liabilities.

               (a) The Company has timely filed all material forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2005, pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, and together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement, the "Company SEC Reports"), all of which, as of their respective dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, complied, and each of the Company SEC documents filed subsequent to the date hereof will comply, in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as applicable, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were derived from the accounting books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations, their shareholders' equity and their cash flows for the periods presented therein

(subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               (c) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date hereof, (B) liabilities incurred since March 31, 2007 in the usual and ordinary course of business consistent with past practice, (C) liabilities which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (D) liabilities incurred pursuant to the transactions contemplated hereby, the Company and its Subsidiaries do not have, and since March 31, 2007, the Company and its Subsidiaries have not incurred (except as permitted by Section 6.1), any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company's financial statements in accordance with generally accepted accounting principles).

         4.6   Disclosure Controls and Procedures.

               (a) The Company and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by the Exchange Act to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company's management has completed an assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2006, and such assessment concluded that such controls were effective.

               (b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the applicable listing and governance rules and regulations of The Nasdaq Stock Market, Inc. ("Nasdaq").

               (c) The Company has made available to Parent any material communication since December 31, 2005 through the date of this Agreement made by the Company's management or auditors to the audit committee required or contemplated by the applicable listing and governance rules and regulations of Nasdaq, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2005 through the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since December 31, 2005 through the date of this Agreement through the Company's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. As of the date of this Agreement, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Company policy contemplating such reporting, including in instances not required by those rules.

         4.7   Absence of Certain Changes or Events. Except as set forth in
Section 4.7 of the Company Disclosure Schedule or as otherwise expressly provided herein, since January 1, 2007, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices, (ii) the Company and its Subsidiaries, in the aggregate, have not suffered a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken without Parent's consent following the date hereof, would be prohibited by Sections 6.1(a), (b), (c), (d), (e), (f), (g), (j), (k), (n), (o) or (p), or enter into any Contract to do any of the foregoing.

         4.8 Litigation. Except as set forth in Section 4.8 of the Company Disclosure Schedule, the Company SEC Reports filed prior to the date hereof accurately disclose in all material respects as of the date hereof all material actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties, assets or rights.

         4.9 Taxes (a) . Except as set forth in Section 4.9 of the Company Disclosure Schedule:

               (a) For all years for which the applicable statutory period of limitation has not expired, the Company (and each of its Subsidiaries) has timely and properly filed, and will through the date of the Closing timely and properly file, all material federal, state, local and foreign tax returns (including, without limitation, income, franchise, sales, payroll, employee withholding and social security and unemployment) required to have been filed or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) that will be required to be filed. The Company (and each of its Subsidiaries) has paid all taxes shown on such tax returns and all other material taxes (including interest and penalties) and withholding amounts owed by it. As of the date hereof, no material unpaid tax deficiencies have been proposed or assessed against the Company (or any of its Subsidiaries) in writing. The Company (and each of its Subsidiaries) is not liable for any material taxes attributable to any other person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

               (b) Neither the Company nor any of its Subsidiaries has consented to any extension of the statute of limitation with respect to any open federal, state, local or foreign tax returns.

               (c) There are no tax liens upon any property or assets of the Company (or any of its Subsidiaries) except for liens for current taxes not yet due and payable.

               (d) There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of taxes of the Company or any of its Subsidiaries.

               (e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

               (f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

               (g) Since April 30, 2005, the Company has not been a "distributing corporation" or a "controlled corporation" within the meaning of section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

               (h) Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b), and no Company Plan is required to file a disclosure under Code section 6033(a)(2).

         4.10  Employee Benefit Plans; Labor Matters.

               (a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, Contract or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each material profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination, change-in-control, or severance Contract; and each other material employee benefit plan, fund, program, Contract or arrangement, in each case, that is or has been or has been sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Company Plans"). The Company has made available to Parent a true and complete copy of (i) each Company Plan and all amendments thereto (or in the case of any Company Plan that is not in writing, a written description thereof), (ii) each trust, insurance or administrative agreement relating to each such Company Plan; (iii) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (iv) for each Company Plan, the most recent annual report (Form 5500 and all applicable schedules and financial statements) filed or required to be filed with the U.S. Department of Labor; and (v) the most recent determination letter or opinion letter, if any, issued by the U.S. Internal Revenue Service with respect to any Company Plan intended to be qualified under Section 401(a) of the Code.

               (b) At no time has the Company or any ERISA Affiliate maintained, established, sponsored, participated in, or contributed to, any (i) Company Plan subject to Title IV of ERISA, (ii) multiemployer plan (as defined in section 3(37) of ERISA), or (iii) "multiple employer plan" as defined in ERISA or the Code. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or affiliate of any entity that has engaged in, a transaction that is described in Section 4609 or Section 4212(c) of ERISA.

               (c) Each Company Plan is now and has been operated in material compliance with the requirements of all applicable Laws, including ERISA and the Code, and its terms.

               (d) To the knowledge of the Company, each Company Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is so qualified.

               (e) No Company Plan subject to ERISA holds any "employer security" (within the meaning of Section 407(d)(1) of ERISA) or "employer real property" (within the meaning of Section 407(d)(2) of ERISA).

               (f) Each Company Plan (and each related trust, insurance contract, or fund) has been funded in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, including ERISA and the Code. All contributions (including all employer contributions and employee contributions and salary reduction contributions) that are due have been made to each such Company Plan and all premiums or other payments which are due with respect to any Company Plan have been paid.

               (g) None of the Company, any Subsidiary of the Company, any ERISA Affiliate, any Company Plan, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company or any Subsidiary of the Company could be subject to any material liability pursuant to Section 409 of ERISA or to either civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

               (h) There are no pending or threatened claims related to any Company Plan by any Person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries). Except as set forth in
Section 4.10(h) of the Company Disclosure Schedule, there are no pending or threatened claims, audits, or investigations of any Company Plan by any Governmental Entity or any voluntary compliance program submissions filings in respect of any Company Plan.

               (i) None of the Company Plans that provide life insurance or health benefits provide benefits to retirees or other former employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any similar applicable Law.

               (j) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts as of the date hereof. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries.

               (k) Except for acceleration of vesting of Company Equity Awards or as set forth in Section 4.10(k) of the Company Disclosure Schedule, no current or former employee of the Company or its Subsidiaries will be entitled to additional benefits, increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.10(k) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to a Contract or Company Plan covering any employee or former employee that, individually or collectively, provides for payment by the Company or the Subsidiaries of any amount that would be subject to an excise tax under section 4999 of the Code as a result of the transactions contemplated by this Agreement or that "grosses up" any additional income tax excise tax that may be payable under section 409A or 4999 of the Code and/or any related income or other taxes resulting from the payment of such additional income or excise tax.

         4.11  Environmental Laws and Regulations. Except as set forth in
Section 4.11 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that has not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect, (b) and neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any

Environmental Law which would, individually or in the aggregate, have a Company Material Adverse Effect, and (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability or responsibility for the investigation or remediation of contamination of surface water, ground water, land surface or subsurface strata pursuant to (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar state "Superfund" or "Superlien" law or (2) the Resource Conservation and Recovery Act of 1976, as amended, and its implementing regulations or any similar state law or regulations governing underground storage tanks.

         4.12 Intangible Property. Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company or a wholly-owned Subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. As of the date hereof, there are no claims pending or, to the knowledge of the Company, threatened, that the Company or any Subsidiary is in violation of any such intangible property rights of any third party which would, individually or in the aggregate, have a Company Material Adverse Effect.

         4.13  Compliance with Laws and Orders; Permits.

               (a) Except (i) as set forth in Section 4.13(a)-1 of the Company Disclosure Schedule and (ii) with respect to the matters described in Section 4.5(c), Section 4.9, Section 4.10 and Section 4.11, neither the Company nor any Subsidiary is, or since December 31, 2004 has been, in violation of or in default under any law, statute, rule or regulation having the effect of law of the U.S. or any state, county, city or other political subdivision thereof or of any Governmental Entity ("Laws") or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an "Order"), applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which would, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.13(a)-2 of the Company Disclosure Schedule lists each material Order applicable to the Company.

               (b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, clearances, exceptions, consents, certificates, approvals and orders of any Governmental Entity ("Permits") necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses (including the business of the Company's captive insurance entity) as they are now being conducted (the "Company Permits"). Except as has not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened and (ii) the Company and its Subsidiaries are not in default or violation of the terms of the Company Permits.

               (c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (A) all Permits issued or granted to the Company or any of its Subsidiaries by the FCC ("FCC Licenses"), and all Permits issued or granted to the Company or any of its Subsidiaries by public utility commissions or other state agencies regulating telecommunications or related businesses ("State Licenses" and, collectively with the FCC Licenses, the "Communications Licenses"); (B) all pending applications for Communications Licenses that would be Communications Licenses if issued or granted; and (C) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Communications License. To the knowledge of the Company, there is not pending or threatened before the FCC, the Federal Aviation Administration (the "FAA") or any other Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Company Permits. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of the Company, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any such Permit.

               (d) Section 4.13(d) of the Company Disclosure Schedule lists all E-911 Phase I or Phase II deployment requests pursuant to 47 C.F.R. ss.20.18 of the FCC's rules ("Deployment Requests") that have been received by the Company as of May 1, 2007 and describes the status of each Deployment Request listed thereon.

               (e) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the U.S. Department of the Treasury in respect of any FCC License, nor will the consummation of the transactions contemplated hereby cause the FCC to require the Company or any of its affiliates to refund to the FCC all or any portion of any bidding credit which the Company or any of its past or current affiliates may have received from the FCC in connection with any FCC License.

               (f) Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, the Company does not hold any Permit to provide local exchange services or interexchange services.

         4.14  Contracts.

               (a) Except for Contracts with Parent or any of its controlled affiliates, neither the Company nor any of its Subsidiaries is, nor, to the knowledge of the Company, is any other party, in breach of or default under (with or without notice or lapse of time or both) the terms of any Company Material Contract to which it is a party, except for such defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a breach or default other than such events which have not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

               (b) Except for Contracts between or among the Company and/or any of its wholly-owned Subsidiaries and except for Contracts with Parent or any of its controlled affiliates, Section 4.14(b) of the Company Disclosure Schedule sets forth a list, organized under captions representing each subsection set forth below, as of the date hereof of:

                   (i) since January 1, 2006, all Contracts or currently-operative letters of intent regarding the acquisition or disposition of a material Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such Contract or letter of intent that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities or rights) to which the Company or any of its Subsidiaries is a party;

                   (ii) all credit agreements, indentures and other Contracts related to any material indebtedness for borrowed money of the Company or any of its Subsidiaries;

                   (iii) all material joint venture, partnership or other similar material Contracts to which the Company or any of its Subsidiaries is a party;

                   (iv) all material office, warehouse, call center, switching facility or other lease agreements to which the Company or any of its Subsidiaries is a party;

                   (v) all customer and other Contracts providing for the purchase of materials, supplies, goods, services, equipment or other assets which involve, individually or together with related Contracts, annual consideration in excess of $1,000,000, or aggregate consideration in excess of $5,000,000, which are not cancelable by the Company on 90 days' or less notice without premium or penalty;

                   (vi) all Contracts under which the Company has granted any person registration rights (including demand and piggy-back registration rights) that have not been fulfilled;

                   (vii) all Contracts purporting to restrict or prohibit the Company or any of its Subsidiaries from engaging or competing with any Person or in any business;

                   (viii) all Contracts that purport to bind any non-controlled affiliate of the Company or of the Surviving Corporation that are not terminable on 90 days' or less notice without penalty;

                   (ix) all interconnection or similar Contracts providing for annual payments of $250,000 or more;

                   (x) all agency, dealer, reseller or other similar Contracts (except for those that are terminable, without penalty on 60 days or less notice) and all Contracts establishing exclusive dealing arrangements;

                   (xi) all Contracts that contain any commitment to (w) provide wireless services coverage in a particular geographic area or (x) build out tower sites in a particular geographic area, or that require (A) payment for a specified number of minutes or (B) the acquisition of video content to be placed on or accessed over a mobile wireless device or otherwise;

                   (xii) all Contracts pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, (i) any wireless spectrum or (ii) any equity interests or other assets of any Person that have a fair market value or purchase price of at least $5,000,000; and

                   (xiii) (i) any GSM roaming Contract that cannot be terminated on 180 days or less notice and (ii) any CDMA roaming Contract that cannot be terminated on 90 days or less notice.

All items of the type described in this Section 4.14(b) together with (A) each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) set forth as an exhibit to a Company SEC Report filed with the SEC prior to the date hereof and (B) material guarantees of any obligations (other than a guarantee by the Company of a Subsidiary's debts or a guarantee by a Subsidiary of the Company's debts or another Subsidiary's debts) are collectively referred to as the "Company Material Contracts" and is each a "Company Material Contract".

         4.15 Proxy Statement. None of the information (a) supplied or to be supplied by the Company for inclusion in the Proxy Statement or (b) incorporated by reference in the Proxy Statement will, on the date mailed to the shareholders of the Company, at the time of the Special Meeting, or at the time of any amendments or supplements to the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except, in each case, that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with all applicable Laws.

         4.16 Company Rights Plans. The Company has amended, and the Company and the Board have taken all necessary action to amend, the Class A Rights Plan and the Class B Rights Plan (together, the "Rights Agreements") to render the Class A Rights and the Class B Rights (together, the "Rights") inapplicable to the execution and delivery of this Agreement or the consummation of the Merger and to ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of an event described in Section 3(a) of the Rights Agreements, (b) a Distribution Date (as defined in the Class A Rights Plan or the Class B Rights Plan) or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the Company Common Stock. No Distribution Date has occurred, and the Rights have not become evidenced by, or transferable pursuant to, certificates separate from the certificates representing the Company Common Stock. The Company and the Board have taken all actions necessary to make the Class A Rights and Class B Rights inapplicable to the Merger and the transactions contemplated hereby. A true and correct copy of each such amendments to the Rights Agreements and the action of the Board approving such amendments has been provided to Parent on or prior to the date hereof, and such amendments remain in full force and effect.

         4.17 Takeover Statutes. The Board and/or a committee of disinterested directors thereof pursuant to section 302A.673, as applicable, have duly and validly taken all corporate action to render the provisions of section 302A.673 of the MBCA restricting business combinations with "interested shareholders" inapplicable to the Merger and the transactions contemplated hereby. Section 302A.671 of the MBCA applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery or performance of this Agreement or consummation of the Merger or the transactions contemplated hereby. The authorization, execution, delivery or performance of this Agreement or the consummation of the Merger or the transactions contemplated hereby does not, and any formation of a "group" for purposes of section 13(d)(3) of the Exchange Act in connection with this Agreement will not, result in a "control share acquisition" as defined in section 302A.011 of the MBCA or a "takeover offer" within the meaning of Section 80B.subd.8 of Minnesota Statues. Assuming the accuracy of the representation and warranty set forth in Section 5.8, no "fair price", "moratorium", "control share acquisition", "takeover offer" or other similar anti-takeover statute or regulation (each a "Takeover Statute"), is applicable to the Company, shares of the Company's capital stock, the Merger or the transactions contemplated hereby. The Company makes no representation or warranty concerning the applicability of any Takeover Statute other than those Takeover Statutes existing under the MBCA and Section 80B.

         4.18 Brokers and Finders. Except for the fees and expenses payable to Bear, Stearns & Co. Inc. and Falkenberg Capital Corporation, which fees and expenses are reflected in their respective agreements with the Company, true and complete copies of which have been made available to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated hereby which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         4.19 Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc., dated as of the date hereof, to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to the holders of Class A Common Stock and to the holders of Class B Common Stock from a financial point of view. A true and complete executed copy of such opinion has been delivered to Parent.

         4.20 Interested Party Transactions. Except for employment agreements set forth in Section 4.20 of the Company Disclosure Schedule or filed or incorporated by reference as an exhibit to a Company SEC Report filed prior to the date hereof or Company Benefit Plans, there are no Contracts under which there are any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer's or director's immediate family members, other than regular directors' fees, (ii) record or beneficial owner of more than 5% of any class of the Company's capital stock as of the date hereof, or (iii) to the knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries).

         4.21 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV and in the certificate delivered pursuant to Section 7.3(c), neither the Company or any of its Subsidiaries nor any other person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby.

                                   ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS AND MERGER SUB
        -----------------------------------------------------------------

         Except as expressly contemplated by this Agreement, each of Parent, Holdings and Merger Sub (in the case of Merger Sub, from and after its incorporation as contemplated by Section 6.12) represents and warrants to the Company as set forth below.

         5.1 Corporate Organization and Qualification. Each of Parent, Holdings and Merger Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is qualified and in good standing as a foreign corporation, partnership or other entity in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Holdings and Merger Sub has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the articles of incorporation or other equivalent organizational documents and bylaws of Parent, Holdings and Merger Sub.

         5.2   Authority Relative to this Agreement.

               (a) Each of Parent, Holdings and Merger Sub has the requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each of Parent, Holdings and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent, Holdings and Merger Sub and no other proceedings on the part of Parent, Holdings or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent, Holdings and Merger Sub, enforceable against each of Parent, Holdings and Merger Sub in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

               (b) Each of Parent, Holdings and Merger Sub has duly and validly approved and taken all corporate or other action required to be taken by Parent, Holdings or Merger Sub for the consummation of the Merger and the transactions contemplated hereby.

         5.3 Consents and Approvals; No Violation. Neither the execution, delivery and performance by Parent, Holdings or Merger Sub of this Agreement, nor the consummation by Parent, Holdings or Merger Sub of the transactions contemplated hereby, will:

               (a) conflict with or result in any breach of any provision of the respective articles of incorporation or other equivalent organizational documents and bylaws of Parent, Holdings or Merger Sub;

               (b) require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Entity, except (A) in connection with the applicable requirements of the HSR Act, (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents related to foreign qualification with the relevant authorities of other states in which Parent, Holdings or Merger Sub is authorized to do business, (D) in connection with any Gains Taxes,
(E) such filings and consents as may be required by the FCC or FCC Rules, including the Communications Act, (F) such filings or consents as may be required by local and state Governmental Entities pursuant to any Utilities Laws, (G) as may be required by any applicable state securities or "blue sky" laws, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Parent Material Adverse Effect or (I) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of the Company;

               (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, concession, Contract, right or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their assets may be bound or affected, except for such violations, breaches and defaults (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) which have not had, and would not reasonably be expected have, individually or in the aggregate, a Parent Material Adverse Effect; or

               (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any Order applicable to Parent, Holdings or Merger Sub or to any of their respective assets, except for violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         5.4 Available Funds. Immediately prior to and at the Effective Time, Parent, Holdings and Merger Sub will have available all of the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement.

         5.5 Proxy Statement. None of the information supplied or to be supplied in writing by Parent, Holdings or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date mailed to the shareholders of the Company, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except, in each case, that no representation or warranty is made by Parent, Holdings or Merger Sub with respect to statements incorporated by reference therein or made based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

         5.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         5.7 Brokers and Finders. Except for the fees and expenses payable to JPMorgan Chase & Co., which fees and expenses are reflected in its agreement with Parent, Parent, Holdings and Merger Sub have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated hereby which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         5.8 Share Ownership. During the period from January 1, 2003, to the date hereof, neither Parent nor any of its controlled affiliates has beneficially owned, directly or indirectly, any shares of capital stock of the Company. Assuming the accuracy of the representation and warranty set forth in
Section 4.17, neither Parent, Holdings nor Merger Sub is, nor at any time during the last four years has it been, an "interested shareholder" of the Company as defined in section 302A.011 of the MBCA.

         5.9 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE V and in the certificate delivered pursuant to Section 7.2(c), neither Parent, Holdings, Merger Sub or any other Subsidiaries of Parent nor any other person acting on behalf of Parent, Holdings, Merger Sub or any such Subsidiary makes any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS
                       -----------------------------------

         6.1 Conduct of Business of the Company. During the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to ARTICLE VIII (except (w) as required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers, employees and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to:

               (a) except for shares to be issued or delivered pursuant to Company Equity Awards issued prior to the date hereof, in connection with the ESPP or as may be required under employment agreements executed prior to the date hereof, in each case that were made available to Parent, or as required by the Company's articles of incorporation (including any certificates of designation of any of the Company's preferred stock) upon the conversion of any shares of the Company's outstanding preferred stock into Company Common Stock, issue, deliver, sell, dispose of, grant, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, grant, or pledge or other encumbrance of (i) any additional shares of capital stock of any class or other ownership or voting interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other ownership or voting interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other ownership or voting interests, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other ownership or voting interests of the Company or any of its Subsidiaries outstanding on the date hereof;

               (b) except pursuant to the Company Stock Plans in the ordinary course of business consistent with past practice, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock;

               (c) split, combine, subdivide or reclassify any shares of capital stock of the Company or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock of the Company or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of mandatory dividends on the Exchangeable Preferred Stock or the Class M Preferred Stock in accordance with the terms of the Exchangeable Preferred Certificate of Designation or the Class M Preferred Certificate of Designation, respectively, and except for dividends by a wholly-owned Subsidiary of the Company;

               (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

               (e) adopt any amendments to its articles of incorporation or amended and restated bylaws, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary, or enter into or materially amend any agreement or engage in any transaction with any of its officers or directors (or their immediate family members) or any holder of 5% or more of any class of the Company's capital stock;

               (f) make any material acquisition, by means of merger, consolidation or otherwise, or lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including through securitizations), or subject to any lien or otherwise dispose of, any material portion of its properties, assets or rights, except for transactions among the Company and its Subsidiaries or among the Company's Subsidiaries; or;

               (g) other than in the ordinary course of business consistent with past practice and except for borrowings under the Company's revolving credit facility from time to time, incur, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company;

               (h) other than in the ordinary course of business consistent with past practice, enter into any Company Material Contract;

               (i) terminate or materially amend, or otherwise waive, release or assign any material rights under, any Company Material Contract;

               (j) change any of the accounting methods used by the Company unless required by generally accepted accounting principles or applicable Law;

               (k) materially change any method of tax accounting, enter into any closing agreement with respect to any material tax liability, settle or compromise any material tax liability, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material tax liabilities, file any material amended tax return or obtain any material tax ruling;

               (l) except as contemplated by the Company Plans listed in Section 4.10(a) of the Company Disclosure Schedule in effect as of the date hereof, or as otherwise required by Law, (i) modify the compensation or other benefits payable or to become payable to directors or officers or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries, (ii) enter into any severance or termination arrangement with, or pay any severance or termination benefit to, any employee except in the ordinary course of business consistent with past practice, (iii) establish, adopt, or enter into any collective bargaining agreement, (iv) except in connection with ordinary course annual renewals, modify the benefits under, establish, amend, terminate, or adopt any Company Plan (or any plan, agreement or arrangement that would be a Company Plan once so established or adopted) or
(v) grant or agree to pay any retention award, bonus or other benefit to any employee of the Company in connection with any sale of the Company;

               (m) make or commit to any capital expenditures (including expenditures to acquire wireless spectrum), other than in the ordinary course of business and, in any event, (i) during the year 2007, not in excess of 103% of the aggregate amount contemplated by the Company's capital expenditure budget for the year 2007, a copy of which is set forth in Section 6.1(m) of the Company Disclosure Schedule, reduced for the period through December 31, 2007 for all amounts spent or committed to prior to the date of this Agreement, and (ii) during the year 2008, not in excess of $73 million in the aggregate and not more than $25 million in any fiscal quarter;

               (n) assign, transfer, cancel, fail to renew or fail to extend any FCC License or material State License, except for cancellations or modifications of FCC Licenses for microwave facilities in the ordinary course of business consistent with past practice, cancellations or modifications of FCC Licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC Rules or in connection with the discontinuation of the Company's paging operations;

               (o) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount in the aggregate, in each case, other than in the ordinary course of business consistent with past practice;

               (p) enter into any "non-compete" or similar agreement or any Contracts establishing exclusive dealing arrangements that would restrict the businesses of the Surviving Corporation or its affiliates following the Effective Time, or any Contract purporting to bind non-controlled affiliates of the Company or of the Surviving Corporation;

               (q) take any action (other than lobbying activity) that may impose new (unless they are less burdensome than those in place at the time) or additional material regulatory requirements on the Surviving Corporation or any of its affiliates; (r) authorize, recommend, propose or announce an intention to do any of the foregoing; or

               (s) enter into any Contract to do any of the foregoing.

         6.2   Proxy Statement.

               (a) As promptly as reasonably practicable (but in any event within 15 days) following the date hereof, the Company shall prepare and file with the SEC the preliminary proxy statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") and all other materials required by Schedule 14A of the rules and regulations under the Exchange Act relating to the matters to be submitted to the shareholders of the Company at the Special Meeting.

               (b) The Company will (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (ii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iii) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable (and in any event within 5 days) the Proxy Statement and all other customary proxy or other materials for meetings such as the Special Meeting, (iv) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Special Meeting, and (v) otherwise use reasonable best efforts to comply with all requirements of Law and Nasdaq applicable to the Special Meeting and the Merger. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

               (c) The Company agrees that the Proxy Statement shall include as an attachment, appendix or otherwise the opinion of the financial advisor of the Company referred to in Section 4.19.

         6.3   Special Meeting; Recommendation.

               (a) The Company shall, in accordance with applicable Law and its articles of incorporation and amended and restated bylaws, take all action necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement thereof, the "Special Meeting") as soon as practicable following the date hereof (but in any event within 25 Business Days after the Proxy Statement is mailed to shareholders) for the purpose of obtaining the Company Shareholder Approval.

               (b) The Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, subject to the right of the Board to withdraw, modify or change its recommendation in accordance with Section 6.4(e).

         6.4   No Solicitation.

               (a) Neither the Company nor its affiliates shall, nor shall they authorize or permit any of their respective Representatives to (and they shall use their reasonable best efforts to cause such persons not to), (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Holdings, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company (a "Competing Proposal"), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal or (iii) continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data or provide to any person access to the properties of the Company with respect to, or otherwise cooperate with or take any other action to knowingly facilitate the making of, any proposal that (x) constitutes a Competing Proposal or (y) requires the Company to effect a Change of Recommendation. Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, in the event that the Company receives a bona fide unsolicited written Competing Proposal that did not result from a breach of this Section 6.4(a), the Company and the Board may, subject to compliance with the other provisions of this Section 6.4, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Third Party or Third Parties making such written Competing Proposal and their respective Representatives and potential sources of financing if the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) the Competing Transaction (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated hereby and (B) is reasonably capable of being consummated (a "Superior Proposal") and (ii) the failure to furnish such information or participate in such discussions or negotiations could be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

               (b) The Company shall be permitted to provide information to any Third Party (or any Representative thereof or potential source of financing therefor) pursuant to the second sentence of Section 6.4(a) only if (i) such information is provided pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive in any material respect than those contained in the Confidentiality Agreement, and (ii) all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person. The Company shall take all action necessary to enforce its rights under the provisions of any "standstill" agreement between the Company and a Third Party, and shall not grant any waiver of, or agree to any amendment or modification to any such agreement, to permit such Third Party to submit a Competing Proposal.

               (c) The Company shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Competing Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith, and (ii) use its reasonable best efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.4. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4 by the Company.

               (d) As promptly as practicable after the receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Competing Proposal and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Competing Proposal or inquiry, (ii) the identity of the Person making such Competing Proposal or inquiry, and (iii) the material terms and conditions of such Competing Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on as current a basis as is reasonably practicable of the status of such Competing Proposal or inquiry, including, without limitation, any changes to the terms and conditions thereof, and promptly provide Parent with copies of all Competing Proposals (and modifications thereof) and related term sheets, letters of intent, agreements, draft agreements and modifications thereof.

               (e) Neither the Board nor any committee thereof shall, directly or indirectly, (i) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation or make any statement in connection with the Special Meeting inconsistent with such recommendation including, without limitation, approving or recommending any Competing Proposal or failing to recommend the adoption of this Agreement (any of the foregoing, a "Change of Recommendation") or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal. Notwithstanding the foregoing, at any time prior to the Company Shareholder Approval, the Board may, in response to a Superior Proposal or an Intervening Event, after having complied with the other provisions of this
Section 6.4(e) and determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, effect a Change of Recommendation, provided that the Board may not effect a Change of Recommendation unless (i) the Board shall have first provided prior written notice to Parent that it is prepared to effect a Change of Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and
(ii) Parent does not make, within five Business Days after the receipt of such notice, a proposal that the Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the holders of the Company Common Stock as such Superior Proposal or obviates the need for a Change of Recommendation as a result of an Intervening Event, as the case may be. The Company agrees that, during the five Business Day period prior to its effecting a Change of Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change of Recommendation, Parent shall have the option, exercisable within five Business Days after such Change of Recommendation, to cause the Board to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement and approving the Merger. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.3(ii). If Parent fails to exercise such option, the Company may terminate this Agreement pursuant to and in accordance with Section 8.4(ii).

               (f) Nothing contained in this Agreement shall prohibit the Company or the Board from (i) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the Company's shareholders if, in each case, the Board has determined in good faith, after consultation with its outside counsel, that it is required to do so in order to comply with applicable Law, including its fiduciary duties to stockholders of the Company, provided, however that neither the Board nor any committee thereof shall, except as expressly permitted by
Section 6.4(e), effect a Change of Recommendation or approve or recommend, or publicly propose to approve or recommend, a Competing Proposal.

         6.5   Reasonable Best Efforts.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby;
(ii) obtain from any Governmental Entities or other Persons any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the U.S.,
(C) the FCC Rules, including the Communications Act, and (D) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to the non-filing party;
(iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated hereby; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated hereby or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and
(viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.5(a), Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law or any other applicable federal, state or local Law, including the FCC Rules, the Communications Act and Utilities Laws, or impediment resulting from a PUC that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date) , including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. Except as contemplated or permitted by this Agreement, Parent, Holdings, Merger Sub and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied as soon as reasonably possible (and in any event, no later than the Termination Date).

               (b) Each of the Company and Parent shall give prompt notice to the other of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided that no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

               (c) Except with respect to the matter set forth in Section 7.3(d) of the Company Disclosure Schedule, the Company shall not be permitted to agree to any actions, restrictions or conditions, or make any payment (other than de minimis administrative fees) with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Parent in its sole discretion, except for commercially reasonable agreements and payments in connection with the matter set forth in Section 7.3(d) of the Company Disclosure Schedule.

         6.6 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives ("Representatives") of Parent and its affiliates reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, personnel, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Holdings or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6 for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby pursuant to this Agreement, other than in connection with any divestiture or other disposition of assets. Except as otherwise contemplated hereby, the confidentiality agreement, dated May 24, 2007 (the "Confidentiality Agreement"), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company's Representatives hereunder.

         6.7 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Board has effected a Change of Recommendation.

         6.8   Indemnification of Directors and Officers.

               (a) From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and amended and restated bylaws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties with respect to events occurring prior to the Effective Time, unless such modification is required by Law.

               (b) Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect for not less than six (6) years from the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the "Insured Parties") with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated hereby) or a "tail" or "run-off" policy providing such coverage with respect to such matters; provided, however, that (i) Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties, (ii) in no event shall Parent or the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 6.8(b) any amount per annum in excess of 200% of the aggregate premiums currently paid or payable by the Company in 2007 (on an annualized basis) for such purpose (the "Cap"), which the Company represents and warrants to be no more than the amount set forth on Section 6.8(b) of the Company Disclosure Schedule, and (iii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

               (c) This Section 6.8 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Holdings, Merger Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.8 and the articles of incorporation and bylaws of the Surviving Corporation.

               (d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8.

               (e) To the extent permitted by Law, all rights of indemnification and advancement of expenses for the benefit of any Indemnified Party shall be mandatory rather than permissive.

         6.9   Employees.

               (a) For the benefit of employees of the Company and its Subsidiaries to the extent such employee remains employed after the Effective Time (the "Employees"), for a period of one (1) year following the Effective Time, Parent agrees to (i) provide or cause the Surviving Corporation to provide each Employee with base salary or wage rates, cash incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Employee immediately prior to the Effective Time and (ii) either (A) maintain or cause the Surviving Corporation to maintain the Company Plans (other than any equity-based Company Plan or any Company Plans which are required to be terminated pursuant to this Agreement) at the benefit levels in effect on the date hereof or (B) provide or cause the Surviving Corporation to provide employee benefits (including retirement benefits) that, in the aggregate, are no less favorable to each Employee than those in effect for employees of Parent similarly situated to such Employee after the Effective Time. In determining the total compensation to be provided post-Closing to each Employee who participated in any equity-based Company Plan other than the ESSP, but who is not expected to receive equity-based awards under Parent's programs, during the first year following Closing Parent will cause Surviving Corporation to evaluate whether any adjustment in other elements of compensation should be made to reflect such lost participation and Surviving Corporation will make any such adjustment(s) that Parent and Surviving Corporation determine to be appropriate.

               (b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company's change-in-control agreements and policies and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

               (c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which any of the Employees participate (the "Parent Plans"), for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations for Employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Company Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the Parent Plan year in which the Effective Time occurs under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums for such period as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

               (d) Nothing contained in this Section 6.9, express or implied:
(i) shall be construed to establish, amend, or modify any Company Plan, any Parent Plan, or any other benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Parent, the Company, the Surviving Corporation, or any Subsidiary to amend, modify or terminate any Company Plan, any Parent Plan, or any other benefit plan, program, agreement or arrangement;
(iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment;
(iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement; or (v) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

         6.10 Section 16(b). The Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from section 16 of the Exchange Act the disposition of capital stock of the Company and "derivative securities" (as defined in Rule 16a-1(c) under the Exchange Act) with respect to capital stock of the Company pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of section 16(a) of the Exchange Act.

         6.11 Control of the Company's Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

         6.12 Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

         6.13 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, operate its business in compliance with all applicable Laws in all material respects, including all FCC Rules relating to the sunset of the Cellular Radiotelephone Service Analog Service Requirement and related requirements, and shall use its reasonable best efforts to maintain in full force and effect and, to the extent applicable, renew, the Company Permits. The Company shall promptly provide Parent with copies of any Deployment Requests that are received by the Company after the date hereof. The Company shall use its reasonable best efforts to renew, prior to the expiration thereof and for a period ending not less than 60 days after the Closing Date, each Public Safety Access Point extension that would otherwise expire between the date hereof and the Closing Date.

         6.14  Treatment of Certain Notes.

               (a) Subject to Section 6.14(c) hereto, the Company shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to commence, promptly after the receipt of a written request from Parent to do so and the receipt of the Offer Documents from Parent, tender offers to purchase, and any related consent solicitations with respect to, any indebtedness of the Company and its Subsidiaries (collectively, the "Indebtedness") on the terms and conditions specified by Parent in compliance with all applicable covenants in the existing indentures and certificates of designation (collectively, the "Debt Offers"), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the completion of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers. With respect to any series of Indebtedness, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers' certificates or supplemental indenture governing such series of Indebtedness (i) issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the requisite provisions of the indenture and officer's certificate governing such series of Indebtedness or
(ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer's certificate or supplemental indenture governing such series of Indebtedness, and shall redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer's certificate or supplemental indenture governing such series of Indebtedness at the Effective Time, provided that to the extent that any action described in clause (i) or
(ii) can be conditioned on the occurrence of the

Effective Time, it will be so conditioned, and provided, further, that prior to the Company being required to take any of the actions described in clause (i) or
(ii) above that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing, Parent shall irrevocably and timely deposit, or shall cause to be irrevocably and timely deposited with the trustee under the relevant indenture governing such series of Indebtedness sufficient funds to effect such redemption or satisfaction or discharge. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent in compliance with all applicable covenants in the existing indentures and certificates of designation and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as reasonably agreed between Parent and the Company.

               (b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable efforts to cause the applicable trustee to execute supplemental indentures to the indentures governing each series of Indebtedness for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the "Offer Documents") and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for any Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent.

               (c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Offer Documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Indebtedness in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and its legal counsel. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this
Section 6.17(c), the Company shall and shall cause its

Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

               (d) In connection with the Debt Offers, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including legal opinions in the customary form of the Company's outside legal counsel and indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers (including any expenses incurred in connection with the provision of any indemnities).

         6.15  Additional Agreements.

               (a) Redemption of Exchangeable Preferred Stock. Immediately prior to the Effective Time, the Company shall, if requested by Parent, send notice of optional redemption to all the holders of the Exchangeable Preferred Stock pursuant to and in accordance with the Certificate of Designation of Voting Power, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Exchangeable Preferred Stock (the "Exchangeable Preferred Certificate of Designation"). Such notice of optional redemption shall include all necessary information as required by section 5(e) of the Exchangeable Preferred Certificate of Designation, shall provide that the Redemption Date (as defined in the Exchangeable Preferred Certificate of Designation) be thirty (30) days from the Closing Date and shall provide that all outstanding shares of Exchangeable Preferred Stock are to be redeemed on the Redemption Date.

               (b) Payment of Redemption of Exchangeable Preferred Stock. Concurrently with the Company sending notice of optional redemption as provided in Section 6.15(a), Parent shall deliver to the Company an amount in cash in immediately-available funds sufficient to pay the aggregate Applicable Redemption Price (as defined in the Exchangeable Preferred Certificate of Designation) pursuant to such notice of optional redemption (the "Exchangeable Preferred Stock Redemption Amount"). Immediately upon receipt of the Exchangeable Preferred Stock Redemption Amount, the Company shall set aside the Exchangeable Preferred Stock Redemption Amount, separate and apart from its other funds in trust for the benefit of the holders of the shares of Exchangeable Preferred Stock so called for redemption, so as to be, and continue to be available therefor, then, on and after the Redemption Date in accordance with section 5(f) of the Exchangeable Preferred Certificate of Designation.

         6.16 Potential Sale of Assets. Between the date of this Agreement and the Effective Time, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate the disposition immediately prior to, at or after the Effective Time of any assets or ownership interests held by the Company or any of its

Subsidiaries (such assets or interests being "Potential Sale Assets"). To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (a) permit Persons whom Parent identifies to the Company as potential purchasers of a Potential Sale Asset to conduct (and cooperate with such Persons') reasonable investigations with respect to such Potential Sale Asset (provided that any such Person executes and delivers to the Company a confidentiality agreement containing customary terms) and (b) deliver such notices, make such filings and execute such Contracts relating to the disposition of Potential Sale Assets as maybe reasonably requested by Parent; provided that neither the Company nor any of its Subsidiaries shall be required to execute any such Contract under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Asset other than immediately prior to, at or after the Effective Time, or to agree to restrictions on their businesses or operations prior to the Effective Time. Parent shall be permitted to identify potential purchasers of Potential Sale Assets and negotiate any Contracts with respect to dispositions of Potential Sale Assets.

         6.17 CLEC Certificate. Prior to the Closing, the Company shall cause to be terminated any competitive local exchange carrier Permit held by the Company or any of its Subsidiaries.

         6.18 Formation of Merger Sub6.19 . Within two (2) business days of the date hereof, Holdings shall form Merger Sub and cause Merger Sub to execute a signature page to this Agreement, after which Merger Sub shall be a party hereto for all purposes set forth herein. Promptly thereafter, Holdings shall execute a written consent approving this Agreement and this Merger. Notwithstanding any provision herein to the contrary, the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent, Holdings and Merger Sub, if permissible under applicable Law) at or prior to the Closing of the following conditions:

               (a) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

               (b) No Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a Governmental Entity having jurisdiction over the Company, Parent, Holdings or Merger Sub directing that the transactions contemplated hereby not be consummated.

               (c) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) all approvals and authorizations required to be obtained from the FCC for the consummation of the Merger shall have been obtained and shall have become Final Orders, (iii) all approvals and authorizations required to be obtained from any PUC for the consummation of the Merger shall have been obtained and (iv) any other Governmental Consents, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that the Company or Parent or their respective directors, officers or affiliates would be subject to the risk of criminal liability or any other governmental enforcement action, shall have been made or obtained. For purposes of this Agreement, the term "Governmental Consents" shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

         7.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following additional conditions:

               (a) (i) Each of the representations and warranties of Parent, Holdings and Merger Sub contained in this Agreement qualified by reference to Parent Material Adverse Effect, made as if such representations and warranties did not contain any such qualification, shall be true and correct in all respects, in each case, when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (ii) each of the representations and warranties of Parent, Holdings and Merger Sub contained in this Agreement not qualified by reference to Parent Material Adverse Effect, made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

               (b) Each of Parent, Holdings and Merger Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Closing.

               (c) The Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

         7.3 Conditions to Parent's, Holdings' and Merger Sub's Obligations to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) at or prior to the Closing of the following additional conditions:

               (a) (i) Each of the representations and warranties of the Company contained in this Agreement qualified by reference to Company Material Adverse Effect, made as if such representations and warranties did not contain any such qualification, and the representation and warranty contained in Section 4.4(a)(iv), shall be true and correct in all respects, in each case, when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) each of the representations and warranties of the Company contained in this Agreement not qualified by reference to Company Material Adverse Effect (other than the representation and warranty contained in Section 4.4(a)(iv)), made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); provided that the representations and warranties of the Company contained in Section 4.2 and
Section 4.3 shall be true and correct in all respects (other than de minimis inaccuracies with respect to Section 4.3) at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

               (b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time.

               (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

               (d) Certain Consent. The consent relating to the agreement set forth in Section 7.3(d) of the Company Disclosure Schedule shall have been obtained.

               (e) Rights Plans. No Distribution Date (as defined in either the Class A Rights Plan or the Class B Rights Plan) shall have occurred.

         7.4 Frustration of Closing Conditions. None of the Company, Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in
Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.5.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

         8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any Governmental Entity having jurisdiction over the Company, Parent, Holdings or Merger Sub shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(i) shall have complied with its obligations under
Section 6.5(a), (ii) the Company Shareholder Approval shall not have been received at the Special Meeting duly called and held or (iii) the Effective Time shall not have occurred on or before August 31, 2008 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure of the Merger to occur on or prior to such date; provided further, however, that, if the condition set forth in Section 7.1(c) shall not have been satisfied solely by reason of the failure of any Governmental Consent that has been obtained to have become a Final Order, neither party may terminate this Agreement prior to the 60th day after the date on which such Governmental Consent was obtained.

         8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time (i) if the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure or (ii) if, subject to the penultimate sentence of Section 6.4(e), the Board of Directors shall have effected a Change of Recommendation.

         8.4 Termination by the Company. This Agreement may be terminated by the Company prior to the Effective Time (i) if Parent, Holdings or Merger Sub shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure or (ii) pursuant to the last sentence of Section 6.4(e), if the Company, prior to the termination of this Agreement, pays the Termination Fee to Parent.

         8.5   Effect of Termination.

               (a) In the event of the termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5, the provisions of ARTICLE IX and the last two sentences of Section 6.6. Nothing contained in this Section 8.5 shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement.

               (b) In the event of termination of this Agreement:

                   (i) by Parent pursuant to Section 8.3(i), as a result of a breach by Company or any of its Subsidiaries or their respective Representatives of Section 6.3 or Section 6.4, or Section 8.3(ii);

                   (ii) by the Company pursuant to Section 8.4(ii);

                   (iii) by either Parent or the Company pursuant to Section 8.2(ii) if, prior to the Special Meeting, (x) a Competing Transaction is publicly announced or becomes publicly known and has not been withdrawn and within one (1) year after the termination of this Agreement the Company consummates, enters into a definitive agreement in respect of, or the Board approves or recommends, any Competing Proposal, or (y) a Competing Transaction is publicly announced or becomes publicly known and has been withdrawn and within one (1) year after the termination of this Agreement the Company consummates, enters into a definitive agreement in respect of, or the Board approves or recommends, a Competing Proposal with the Person that made the previously withdrawn Competing Proposal; provided that, solely for purposes of this Section 8.5(b)(iii), the term "Competing Proposal" shall have the meaning ascribed thereto in Section 6.4(a), except that all references to 15% shall be deemed to be 50%;

then the Company shall make payment to Parent of a fee in the amount equal to $55,000,000, minus any previously paid Expense Reimbursement (the "Termination Fee"), in the case of clause (i) above, within five (5) business days following such termination, or, in the case of clause (ii) above, concurrently with such termination, or, in the case of clause (iii) above, not later than five (5) business days after the earliest of the date of such definitive agreement, approval or recommendation; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.5(b) on more than one occasion. Upon payment of the Termination Fee, the Company shall have no further liability to Parent, Holdings or Merger Sub with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or other agreement contained in this Agreement. All payments contemplated by this Section 8.5(b) shall be made by wire transfer of immediately-available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes.

               (c) In the event that the Company shall fail to pay the Termination Fee and/or Expense Reimbursement when due, the Termination Fee and/or Expense Reimbursement, as the case may be, shall accrue interest for the period commencing on the date the Termination Fee and/or Expense Reimbursement, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., in the City of New York from time to time during such period, as such bank's prime lending rate plus 200 basis points. In addition, if the Company shall fail to pay the Termination Fee and/or Expense Reimbursement, as the case may be, when due, the Company shall also pay to Parent all costs and expenses (including attorneys' fees) of Parent and its affiliates in connection with efforts to collect the Termination Fee and/or Expense Reimbursement, as the case may be.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         9.1   Payment of Expenses.

               (a) Subject to Section 9.1(b), all Expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

               (b) If this Agreement is terminated pursuant to Section 8.2(ii) and, prior to the Special Meeting, a Competing Transaction is publicly announced or becomes publicly known and has not been withdrawn, the Company shall reimburse Parent, Holdings and Merger Sub for all of their reasonably documented Expenses, up to a maximum amount of $10,000,000, within one Business Day of receipt of written notice from Parent requesting payment thereof (the obligations of the Company contained in this Section 9.1(b), the "Expense Reimbursement").

         9.2 Survival of Representations and Warranties; Survival of Confidentiality. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

         9.3 Modification or Amendment. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's shareholders hereunder without the approval of such shareholders.

         9.4 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

               (a) if to Parent, Holdings or Merger Sub, to:

               Verizon Wireless
               One Verizon Way, VC 43
               Basking Ridge, NJ  07920
               Telephone: 908-559-5400
               Facsimile: 908-696-2197
               Attention: Margaret P. Feldman

               with copies to:

               Verizon Wireless
               One Verizon Way, VC 43
               Basking Ridge, NJ  07920
               Telephone: (908) 559-7390
               Facsimile: 908-559-7397
               Attention: Steven E. Zipperstein

               and to:

               Debevoise & Plimpton LLP
               919 Third Avenue
               New York, NY 10022
               Telephone: 212-909-6000
               Facsimile: 212-909-6836
               Attention: Jeffrey J. Rosen and William D. Regner


               (b) if to the Company, to:

               Rural Cellular Corporation
               3905 Dakota Street, S.W.
               Alexandria, MN 56308
               Telephone: 320- 762-2000
               Facsimile: 320-808-2102
               Attention: Richard Ekstrand, President and
                          Chief Executive Officer
               with copies to:

               Rural Cellular Corporation
               302 Mountain View, Suite 200
               Colchester, Vermont  05489
               Telephone:  802-654-5093
               Facsimile: 802-654-5050
               Attention: Elizabeth Kohler

               Skadden, Arps, Slate, Meagher & Flom LLP
               333 West Wacker Drive
               Chicago, Illinois  60606
               Telephone: 312-407-0700
               Facsimile: 312-407-0411
               Attention: Gary P. Cullen

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 P.M. (addressee's local time) shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next business day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. A party's rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party's changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

         9.5 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

         9.6 Waiver of Conditions. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.7 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.8 Governing Law. Except to the extent that the laws of the State of Minnesota mandatorily apply, this Agreement shall be governed, performed and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

         9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any court of New York State sitting in New York County or any Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a U.S. federal or state court sitting in New York County; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any U.S. federal court located in New York County or any New York state court in any other court or jurisdiction.

         9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

         9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

         9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

         9.13 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as provided in ARTICLE III on and after the Effective Time and Section 6.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         9.14  Certain Definitions; Other Definitional Provisions.

               (a) Certain Definitions. As used herein:

                   (i) "Company Material Adverse Effect" shall mean any material adverse change in, or material adverse effect on, (x) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (y) the business, financial condition, continuing operations or results of operations of the Company and its Subsidiaries, taken as a whole, other than changes, events, effects or circumstances relating to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) national or international economic conditions, (iii) the U.S. financial and securities markets, (iv) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (v) any acts of terrorism or war, (vi) changes in any Laws (including, without limitation, Laws with respect to Universal Service Funding) or accounting regulations or principles applicable to the Company or any of its subsidiaries, (vii) any action taken at the request of Parent, Holdings or Merger Sub, (viii) any failure by the Company or its Subsidiaries to meet earnings estimates or financial projections (but not the underlying causes of such failure) and (ix) the termination for convenience or nonrenewal, not resulting from a breach by the Company, of a contract, agreement or arrangement between the Company and any competitor of Parent by such competitor shall also be excluded from the determination of Company Material Adverse Effect; provided that the effect of the changes in clauses
     (i), (ii), (iii), (v) and (vi) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on the Company.

                   (ii) "Contract" shall mean any written agreement, contract, commitment, instrument, undertaking or arrangement.

                   (iii) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                   (iv) "Expenses" shall mean all out-of-pocket expenses (including, without limitation, fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

                   (v) "Final Order" means an action or decision as to which (a) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant governmental or regulatory body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

                   (vi) "Intervening Event" shall mean an event, unknown to the Board as of the date hereof, which becomes known prior to the Company Shareholder Approval.

                   (vii) "knowledge of the Company" shall mean such facts and other information that as of the date of determination are actually known to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President, Finance and Accounting, or Vice President, Legal Services, of the Company.

                   (viii) "Parent Material Adverse Effect" shall mean any material adverse change in, or material adverse effect on, the ability of any of Parent, Holdings or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                   (ix) "PUC" shall mean any local or state public utility commission or similar local or state regulatory body.

                   (x) "Securities Act" shall mean the Securities Act of 1933, as amended.

                   (xi) "Subsidiary" shall mean, when used with reference to any entity, any entity a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

                   (xii) "Utilities Laws" shall mean local or state Laws regulating the telecommunications business.

               (b) Other Definitional Provisions.

                   (i) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

                   (ii) Whenever "include," "includes" or "including" is used in this Agreement, such word shall be deemed to be followed by the phrase "without limitation."

                   (iii) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

                   (iv) When used in reference to information or documents, the phrase "made available" means that the information or documents referred to have been made available in the electronic data room created by the Company to which Parent has been given access in connection with the transactions contemplated by this Agreement.

                   (v) The phrases "the date of this Agreement" and "the date hereof" and terms or phrases of similar import shall be deemed to refer to July 29, 2007, unless the context otherwise requires.

                   (vi) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

         9.15 Obligation of Parent. Whenever this Agreement requires Merger Sub or Holdings to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or Holdings, as the case may be, to take such action and a guarantee of the performance thereof.

         9.16 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.17 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

         9.18 WAIVER OF JURY TRIAL. EACH OF PARENT, HOLDINGS, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, HOLDINGS, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                                             RURAL CELLULAR CORPORATION


                                             By: /s/ Richard P. Ekstrand
                                                 ------------------------------
                                                 Name:  RICHARD P. EKSTRAND
                                                 Title: PRESIDENT AND CEO


                                             CELLCO PARTNERSHIP d/b/a Verizon
                                             Wireless


                                             By: /s/ Lowell C. McAdam
                                                 ------------------------------
                                                 Name:  Lowell C. McAdam
                                                 Title: President and Chief
                                                        Executive Officer


                                             AIRTOUCH CELLULAR d/b/a Verizon
                                             Wireless


                                             By: /s/ Thomas Mahr
                                                 ------------------------------
                                                 Name:  Thomas Mahr
                                                 Title: Secretary